EXHIBIT 21




         Subsidiaries of Talley Manufacturing and Technology, Inc.




The following are the subsidiaries of the Registrant, as of December 31, 1996:


                                            Percentage
                                             of Voting   Jurisdiction
                                            Securities        of
                                              Owned      Incorporation
                                            ----------   -------------

 1.     Amcan Specialty Steels, Inc.           100%      New Jersey

 2.     Dimetrics, Inc.                        100%      Delaware

 3.     Electrodynamics, Inc.                  100%      Arizona

 4.     John J. McMullen Associates, Inc.      100%      Delaware

 5.     Porcelain Products Co.                 100%      Delaware

 6.     Rowe Industries, Inc.                  100%      Delaware

 7.     Talley Canada, Inc.                    100%      Canada

 8.     Talley Defense Systems, Inc.           100%      Delaware

 9.     Talley Metals Technology, Inc.         100%      Delaware

10.     Talley Technology, Inc.                100%      Delaware

11.     Universal Propulsion Company, Inc.     100%      Delaware

12.     Waterbury Companies, Inc.              100%      Delaware





Each of the above subsidiaries is included in the Company's Consolidated Financial Statements. Several inactive or minor corporations are not included above because all of them, when taken in the aggregate, do not constitute a significant subsidiary.





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